Exhibit 99.1

NEWS RELEASE For more information, contact:

Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2010 FIRST QUARTER RESULTS
TROY, Mich. (April 28, 2010) — Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank FSB, today reported a first quarter 2010 net loss applicable to common stockholders of $81.9 million, or $(0.11) per share (diluted) based on average shares outstanding of 777.0 million, as compared to a net loss of $71.6 million, or $(0.15) per share (diluted) based on average shares outstanding of 317.7 million in the fourth quarter 2009. As of March 31, 2010 there were 1.47 billion shares outstanding. Our net loss was $67.4 million, or $(0.76) per share (diluted), in the first quarter 2009 based on average shares outstanding of 88.2 million.
     Capital
At March 31, 2010, the wholly owned subsidiary Flagstar Bank remained “well-capitalized” for regulatory purposes, with capital ratios of 9.37% for Tier 1 capital and 17.93% for total risk-based capital.
On February 9, 2010, the Company announced that it had completed its previously announced rights offering and raised $300.6 million of capital in connection with the exercise of subscription rights by its stockholders and issued approximately 423.3 million shares of its common stock to participating stockholders.
On March 31, 2010, the Company also announced that it has completed its previously announced registered offering of 575 million shares of common stock, which includes 75 million shares issued pursuant to the underwriters’ over-allotment option, on March 29, 2010. The offering resulted in net proceeds to the Company of approximately $276.1 million, after deducting underwriting fees and estimated offering expenses.
On April 1, 2010, MP Thrift Investments, L.P., the Company’s majority shareholder, exercised its right to convert $50 million of trust preferred securities into 62.5 million shares of common stock.
Assets
Total assets at March 31, 2010 were $14.3 billion as compared to $14.0 billion at December 31, 2009. The increase reflects an increase in stockholders equity, the proceeds of which were invested in liquid short-term assets.
Operations
For the first quarter 2010, our net loss applicable to common stockholders of $81.9 million reflected the following:
•	Gain on loan sales decreased to $52.6 million as compared to $96.5 million for the fourth quarter 2009, reflecting both the decrease in interest rate locks on mortgage loans, to $6.1 billion in the first quarter 2010 from $7.9 billion in the fourth quarter 2009, and the decrease in residential mortgage loan sales, to $5.0 billion as compared to $7.1 billion in the fourth quarter of 2009. Margin on loan sales also decreased during the first quarter 2010 to 1.05% from 1.35% during the fourth quarter 2009.

•	Provision for loan losses decreased to $63.5 million as compared to $95.0 million for the fourth quarter of 2009. Net charge-offs decreased to $49.6 million for first quarter 2010 as compared to $98.9 million for fourth quarter 2009.

•	Loan fees, resulting from the origination of residential mortgage loans, decreased to $16.3 million in the first quarter 2010 as compared to $27.8 million during the fourth quarter 2009. Loan originations declined to $4.3 billion for the first quarter 2010 as compared to $6.9 billion for fourth quarter 2009.

•	Net loan administration income reflected a gain of $26.2 million as compared to a gain of $27.4 million for the fourth quarter 2009. The first quarter 2010 and the fourth quarter 2009 gains were partially offset by losses of $3.3 million and $0.5 million, respectively, on trading securities that were issued for economic hedging purposes. The first quarter net gain of $22.9 million, as compared to the fourth quarter 2009 net gain of $26.9 million, included a decrease in the fair value of mortgage servicing rights, arising in part from bulk servicing sales of $10.8 billion in underlying loans which were completed during the first quarter.

•	Non interest expense decreased to $123.3 million as compared to $150.7 million in the fourth quarter 2009. The decrease reflected a decline in compensation expense of $3.6 million as the result of a reduction in salaried employees, a reduction in asset resolution expenses of $10.3 million related largely to foreclosed properties and a decline in general and administrative expenses of $15.1 million.

•	General and administrative expenses declined $15.1 million in the first quarter 2010 as compared to the fourth quarter of 2009. The decrease included a decline of $2.6 million in outside consulting fees and the absence of a $16.4 million loss on extinguishment of FHLB debt which was recorded in the fourth quarter of 2009. The decreases were offset in part by a change of $5.4 million in the valuation of outstanding warrants as a result of anti-dilution provisions that caused an adjustment to the number and the exercise price following the March 31, 2010 stock offering. Also, there was a $3.0 million increase in reinsurance expenses due to the absence of a $4.6 million gain related to termination of an agreement with one of our captive reinsurance counterparties which was recorded in the fourth quarter of 2009.
Community Banking Operations
     Flagstar Bank had 162 community banking branches at March 31, 2010 as compared to 165 branches at December 31, 2009 and 177 branches at March 31, 2009.
Net Interest Margin
Net interest margin decreased to 1.42% for the first quarter 2010 as compared to 1.67% for the fourth quarter 2009. The decrease from fourth quarter 2009 reflects a $0.9 billion decline in the average balance of earning assets with a 0.41% decline in yields. The decrease in yields is largely due to a 0.30% decline in the yield on the loans available for sale portfolio and was offset in part by an 0.11% decline in funding costs. The decline in funding costs reflects, in part, a 0.27% decline in overall deposit costs, the effect of which was largely mitigated by a $514 million decline in average deposits.
Mortgage Banking Operations

Loan production, substantially comprised of agency eligible residential first mortgage loans, decreased to $4.3 billion for the first quarter 2010, as compared to $6.9 billion in the fourth quarter 2009..
Gain on loan sales margins decreased to 1.05% for the first quarter 2010, as compared to 1.35% for the fourth quarter 2009..
At March 31, 2010, the unpaid principal balances of loans associated with our mortgage servicing rights portfolio totaled $48.3 billion and had a weighted average servicing fee of 33.0 basis points. This was a decrease from $56.5 billion at December 31, 2009 with a weighted average servicing fee of 32.1 basis points and $58.9 billion at March 31, 2009 with an average weighted servicing fee of 33.4 basis points. The unpaid principal balance decreased as the result of two bulk servicing sales, totaling $10.8 billion, during the first quarter 2010.
     Asset Quality
Non-performing assets, which include non-performing loans (i.e., loans 90 days or more past due, and matured loans), real estate owned and repurchased assets, but which exclude any FHA-insured assets, increased to $1.4 billion at March 31, 2010, from $1.3 billion at December 31, 2009 and $1.0 billion at March 31, 2009.
At March 31, 2010, the allowance for loan losses was $538.0 million, which equaled 47.4% of non-performing loans and 7.10% of loans held for investment. At December 31, 2009 and March 31, 2009, the allowance for loan losses were, respectively, $524.0 million (6.79% of loans held for investment) and $466.0 million (5.21% of loans held for investment) and equaled 48.9% and 52.1%, respectively, of non-performing loans.
Of the non-performing loans, residential first mortgage loans increased to $709.4 million at March 31, 2010, as compared to $659.5 million at December 31, 2009 and $561.5 million at March 31, 2009. The increase reflects no growth in the 90-120 day category, a $29.5 million increase in the over 120 — day category, and a $21.0 million increase in matured delinquent loans.

Non-performing commercial real estate mortgages increased to $395.8 million at March 31, 2010 as compared to $385.7 million at December 31, 2009 and $298.2 million at March 31, 2009.
The balance of real estate owned, net of any FHA-insured assets, decreased to $167.3 million at March 31, 2010 from $177.0 million at December 31, 2009 and increased as compared to $106.5 million at March 31, 2009. Repurchased assets were $50.7 million at March 31, 2010 as compared to $45.7 million at December 31, 2009 and $14.8 million at March 31, 2009.
     Funding Sources
Flagstar Bank’s primary sources of funds are deposits obtained through its 162 community banking branches and the internet banking platform as well as deposits obtained from municipalities and investment banking firms. Funds are also obtained through loan repayments and sales in the ordinary course of business, advances from the Federal Home Loan Bank of Indianapolis (FHLB), community banking operations, customer escrow accounts and security repurchase agreements. The Bank uses several of these sources at any one time to manage its daily and forecasted liquidity needs to satisfy operational requirements and policy levels while managing overall interest costs. Retail deposits were $5.1 billion at March 31, 2010, as compared to $5.5 billion at December 31, 2009 and $6.2 billion at March 31, 2009. At March 31, 2010, the Bank had a $7.0 billion line of credit with the FHLB, which was collateralized to $4.0 billion.

     As Previously Announced
     The Company’s quarterly earnings conference call will be held on Wednesday, April 28, 2010 from 11 a.m. until 12 noon (Eastern).
     Questions for discussion at the conference call may be submitted in advance by e-mail to investors@flagstar.com or during the conference call.
     The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
     To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (702)696-4919 or toll free at (866)294-1212, passcode: 67000077.
Flagstar Bancorp, with $14.3 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At March 31, 2010, Flagstar operated 162 banking centers in Michigan, Indiana and Georgia and 23 home loan centers in 14 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject o change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Summary of Consolidated Statements of Operations
Interest income	$126,206	$149,405	$184,978
Interest expense	(88,523)	(102,205)	(128,248)

Net interest income	37,683	47,200	56,730
Provision for loan losses	(63,559)	(94,950)	(158,214)

Net interest (loss) income after provision	(25,876)	(47,750)	(101,484)
Non-interest income
Deposit fees and charges	8,413	8,774	7,233
Loan fees and charges	16,329	27,802	32,922
Loan administration	26,150	27,407	(31,801)
Net (loss) gain on trading securities	(3,312)	(515)	23,747
Loss on residuals and transferors’ interest	(2,682)	(16,243)	(12,535)
Net gain on loan sales	52,566	96,477	195,694
(Loss) gain on sales of mortgage servicing rights	(2,213)	59	(82)
Net gain on sale securities available for sale	2,166	8,556	—
Impairment — securities available for sale	(3,286)	(304)	(17,242)
Other (loss) income	(22,133)	(20,455)	(6,977)

Total non-interest income	71,998	131,558	190,959
Non-interest expenses
Compensation, benefits and commissions	(61,081)	(64,686)	(92,069)
Occupancy and equipment	(16,011)	(16,456)	(18,879)
Asset resolution	(16,573)	(26,930)	(24,873)
Federal insurance premiums	(10,047)	(8,099)	(4,236)
General and administrative	(19,691)	(34,798)	(42,895)

Total non-interest expense	(123,403)	(150,969)	(182,952)
Capitalized direct cost of loan closing	61	235	283

Total non-interest expense after capitalized direct cost of loan closing	(123,342)	(150,734)	(182,669)

Loss before federal income tax and preferred stock dividend	(77,220)	(66,926)	(93,194)
Benefit for federal income taxes	—	—	(28,696)

Net loss	(77,220)	(66,926)	(64,498)
Preferred stock dividends	(4,680)	(4,660)	(2,919)

Net loss available to common stockholders	$(81,900)	$(71,586)	$(67,417)

Basic loss per share	$(0.11)	$(0.15)	$(0.76)

Diluted loss per share	$(0.11)	$(0.15)	$(0.76)

Net interest spread — Consolidated	1.40%	1.69%	1.59%
Net interest margin — Consolidated	1.29%	1.54%	1.59%
Net interest spread — Bank only	1.45%	1.74%	1.63%
Net interest margin — Bank only	1.42%	1.67%	1.67%
Return on average assets	(2.38)%	(1.91)%	(1.68)%
Return on average equity	(41.02)%	(45.08)%	(33.64)%
Efficiency ratio	112.5%	84.3%	73.8%
Average interest earning assets	$11,364,244	$12,283,918	$14,026,946
Average interest paying liabilities	$11,773,031	$12,843,319	$14,057,366
Average stockholders’ equity	$798,629	$635,151	$801,534
Equity/assets ratio (average for the period)	5.81%	4.24%	5.00%
Ratio of charge-offs to average loans held for investment	2.65%	4.96%	3.00%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009
Summary of the Consolidated Statements of Financial Condition:
Total assets	$14,332,842	$14,013,331	$16,809,817
Securities classified as trading	893,318	330,267	1,693,140
Securities classified as available for sale	733,788	605,621	775,812
Loans available for sale	1,873,738	1,970,104	3,660,259
Loans available for investment, net	7,042,679	7,190,308	8,480,195
Allowance for loan losses	(538,000)	(524,000)	(466,000)
Mortgage servicing rights	543,447	652,374	522,771
Deposits	8,145,679	8,778,469	9,785,701
FHLB advances	3,900,000	3,900,000	5,200,000
Repurchase agreements	108,000	108,000	108,000
Stockholders’ equity	1,104,764	596,724	930,734

Other Financial and Statistical Data:
Equity/assets ratio	7.71%	4.26%	5.54%
Core capital ratio (bank only)	9.37%	5.80%	7.22%
Total risk-based capital ratio (bank only)	17.93%	11.23%	13.58%
Book value per common share	$0.57	$0.70	$4.03
Shares outstanding	1,470,076	468,771	90,379
Average shares outstanding	776,986	317,656	88,210
Average diluted shares outstanding	776,986	317,656	88,210
Loans serviced for others	$48,264,731	$56,521,902	$58,856,128
Weighted average service fee (bps)	33.0	32.1	33.4
Value of mortgage servicing rights	1.12%	1.15%	0.88%
Allowance for loan losses to non performing loans (bank only)	47.4%	48.9%	52.1%
Allowance for loan losses to loans held for investment (bank only)	7.10%	6.79%	5.21%
Non performing assets to total assets (bank only)	9.45%	9.25%	6.06%
Number of bank branches	162	165	177
Number of loan origination centers	23	23	61
Number of employees (excluding loan officers & account executives)	2,927	3,075	3,285
Number of loan officers and account executives	314	336	519

Loans Held for Investment
(Dollars in thousands)
(unaudited)

	March 31, 2010		December 31, 2009		March 31, 2009

First mortgage loans	$4,803,425	63.4%	$4,990,994	64.7%	$5,754,604	64.3%
Second mortgage loans	210,208	2.8	221,626	2.9	266,198	3.0
Commercial real estate loans	1,555,163	20.5	1,600,271	20.7	1,758,612	19.7
Construction loans	15,544	0.2	16,642	0.2	45,187	0.5
Warehouse lending	576,719	7.6	448,567	5.8	569,120	6.4
Consumer loans	407,742	5.4	423,842	5.5	527,221	5.9
Non-real estate commercial	11,878	0.1	12,366	0.2	25,253	0.2

Total loans held for investment	$7,580,679	100.0%	$7,714,308	100.0%	$8,946,195	100.0%

Allowance for Loan Losses
(Dollars in thousands)
(unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009
	(000's)	(000's)	(000's)

Beginning Balance	$(524,000)	$(528,000)	$(376,000)
Provision for losses	(63,559)	(94,950)	(158,214)
Charge offs, net of recoveries
First mortgage loans	29,021	32,782	24,941
Second mortgage loans	6,429	10,597	12,603
Commercial R/E loans	8,108	42,311	22,633
Construction loans	20	434	756
Warehouse	472	614	—
Consumer
HELOC	4,523	10,160	6,127
Other consumer loans	332	1,391	678
Other	654	661	476

Charge-offs, net of recoveries	49,559	98,950	68,214

Ending Balance	$(538,000)	$(524,000)	$(466,000)

Composition of Allowance for Loan Losses
As of March 31, 2010
(In thousands)

	General	Specific
Description	Reserves	Reserves	Total

First mortgage loans	$252,597	$29,328	$281,925
Second mortgage loans	36,478	23	36,501
Commercial real estate loans	50,981	112,823	163,804
Construction loans	1,995	257	2,252
Warehouse lending	2,422	1,568	3,990
Consumer loans	35,965	186	36,151
Non-real estate commercial	934	2,210	3,144
Other and unallocated	10,233	—	10,233

Total allowance for loan losses	$391,605	$146,395	$538,000

Loan Originations
(Dollars in millions)
(unaudited)

	March 31,		December 31,		March 31,
	2010		2009		2009
Residential mortgage loans	$4,330	99.8%	$6,902	99.9%	$9,500	99.8%
Consumer loans	1	—	1	—	3	—
Commercial loans	6	0.2	9	0.1	17	0.2

Total loan production	$4,337	100.0%	$6,912	100.0%	$9,520	100.0%

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	March 31,		December 31,		March 31,
	2010		2009		2009
	(000's)	bps	(000's)	bps	(000's)	bps

Valuation gain (loss):
Value of interest rate locks	$3,024	6	$(30,544)	(43)	$4,032	5
Value of forward sales	(20,055)	(40)	60,838	85	2,684	4
Fair value of loans AFS	59,077	118	106,153	149	21,955	29
LOCOM adjustments on loans HFI	(88)	—	207	—	(257)	—

Total valuation gain (loss)	41,958	84	136,654	191	28,414	38

Sales gains (losses):
Marketing gains	58,866	117	41,614	58	211,905	274
Pair off losses	(10,064)	(20)	(35,990)	(50)	(20,746)	(27)
Sales adjustments	(31,051)	(62)	(37,269)	(52)	(20,077)	(26)
Provision for secondary marketing reserve	(7,143)	(14)	(8,532)	(12)	(3,802)	(5)

Total sales (losses) gains	10,608	21	(40,177)	(56)	167,280	216

Net gain on loan sales and securitizations	$52,566	105	$96,477	135	$195,694	254

Total loan sales and securitizations	$5,014,748		$7,143,242		$7,699,063

Asset Quality
(Dollars in thousands)
(unaudited)

	March 31, 2010		December 31, 2009		March 31, 2009
		% of		% of		% of
	Balance	Total	Balance	Total	Balance	Total

30	$178,830	2.4%	$143,500	1.9%	$172,214	1.9%
60	95,258	1.3	87,625	1.1	129,999	1.5
90 + and matured delinquent	1,136,205	14.9	1,071,636	13.9	893,808	10.0

Total	$1,410,293	18.6%	$1,302,761	16.9%	$1,196,021	13.4%

Loans held for investment	$7,580,679		$7,714,308		$8,946,195
NON-PERFORMING LOANS AND ASSETS
(Dollars in thousands)
(unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009

Non-performing loans	$1,136,205	$1,071,636	$893,808
Real estate owned	167,265	176,968	106,546
Repurchased assets/non-performing assets	50,735	45,697	14,830

Non-performing assets	$1,354,205	$1,294,301	$1,015,184

Non-performing loans as a percentage of loans held for investment	14.99%	13.89%	9.99%
Non-performing assets as a percentage of total assets	9.45%	9.25%	6.06%
Deposit Portfolio
(Dollars in thousands)
(unaudited)

	March 31, 2010				March 31, 2009
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Demand deposits	$539,314	0.40%	$546,218	0.38%	$427,167	0.30%
Savings deposits	689,480	0.86	724,278	0.73	446,440	1.79
Money market deposits	562,926	0.94	632,099	0.56	662,273	2.10
Certificates of deposits	3,330,182	2.96	3,552,090	2.94	4,647,038	3.66

Total retail deposits	5,121,902	2.18	5,454,685	2.12	6,182,918	3.13
Demand deposits	375,490	0.40	263,085	0.30	19,820	0.46
Savings deposits	80,104	0.50	81,625	0.40	89,849	0.90
Certificate of deposits	194,653	0.98	212,785	1.04	506,649	2.01

Total government deposits	650,247	0.59	620,235	0.64	616,318	1.80
Company controlled custodial deposits	580,787	—	756,423	—	749,102	—
Wholesale deposits	1,792,743	2.67	1,947,126	2.57	2,237,363	3.23

Total deposits	$8,145,679	2.01%	$8,778,469	1.93%	$9,785,701	2.83%

(1)	At the end of the period noted.

Pre-tax, pre-credit-cost Income
(Non GAAP measure)
(Dollars in millions)
(Unaudited)

	For the Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009

Loss before tax provision / benefit	$(77.2)	$(66.9)	$(93.2)

Add back:
Provision for loan losses	63.5	95.0	158.2
Asset resolution	16.6	26.9	24.9
Other than temporary impairment on investments AFS	3.3	6.7	17.2
Secondary marketing reserve provision	26.8	35.8	14.6
Write down of residual interests	2.7	16.2	12.5
Reserve increase for reinsurance	—	—	10.4
Total credit-related-costs:	112.9	180.6	237.8

Pre-tax, pre-credit-cost income (expense)	$35.7	$113.7	$144.6